CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$880,000	$113.34

Pricing supplement no. 2639

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 29-I dated August 31, 2012 and

underlying supplement no. 1-I dated November 14, 2011

Registration Statement No. 333-177923 Dated June 30, 2014 Rule 424(b)(2)

$880,000 Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index due July 5, 2019

General

—

The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the Index closing level of each of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index is greater than or equal to 70% of its Initial Index Level, which we refer to as an Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

—

Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—

The notes will be automatically called if the Index closing level of each Index on any Review Date (other than the first and final Review Dates) is greater than or equal to its Initial Index Level. The earliest date on which an automatic call may be initiated is December 30, 2014.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing July 5, 2019†
—	The payment at maturity is not linked to a basket composed of the Indices. The payment at maturity is linked to the performance of each of the Indices individually, as described below.
—	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Indices:	The S&P 500® Index (Bloomberg ticker: SPX), the Russell 2000® Index (Bloomberg ticker: RTY) and the EURO STOXX 50® Index (Bloomberg ticker: SX5E) (each, an “Index” and collectively, the “Indices”)
Contingent Interest Payments:

If the notes have not been automatically called and the Index closing level of each Index on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $16.50 (equivalent to an interest rate of 6.60% per annum, payable at a rate of 1.65% per quarter).

If the Index closing level of any Index on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier:	With respect to the S&P 500® Index, 1,372,161, which is 70% of its Initial Index Level. With respect to the Russell 2000® Index, 835.0748, which is 70% of its Initial Index Level. With respect to the EURO STOXX 50® Index, 2,259.768, which is 70% of its Initial Index Level
Contingent Interest Rate:	6.60% per annum, payable at a rate of 1.65% per quarter, if applicable
Automatic Call:	If the Index closing level of each Index on any Review Date (other than the first and final Review Dates) is greater than or equal to its Initial Index Level, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:

If the notes have not been automatically called and (i) the Ending Index Level of each Index is greater than or equal to its Initial Index Level or (ii) a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.

If the notes have not been automatically called and (i) the Ending Index Level of any Index is less than its Initial Index Level and (ii) a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Least Performing Index is less than its Initial Index Level, subject to any Contingent Interest Payment payable at maturity. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as follows:

$1,000 + ($1,000 × Least Performing Index Return)

If the notes have not been automatically called and (i) the Ending Index Level of any Index is less than its Initial Index Level and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the Index closing level of any Index is less than its Trigger Level.
Monitoring Period:	The period from, but excluding, the Pricing Date to, and including, the final Review Date
Trigger Level:	With respect to the S&P 500® Index, 980.115, which is 50% of its Initial Index Level. With respect to the Russell 2000® Index, 596.482, which is 50% of its Initial Index Level. With respect to the EURO STOXX 50® Index, 1,614.12, which is 50% of its Initial Index Level
Pricing Date:	June 30, 2014
Original Issue Date (Settlement Date):	On or about July 3, 2014
Review Dates†:	September 30, 2014, December 30, 2014, March 30, 2015, June 30, 2015, September 30, 2015, December 30, 2015, March 30, 2016, June 30, 2016, September 30, 2016, December 30, 2016, March 30, 2017, June 30, 2017, October 2, 2017, January 2, 2018, April 4, 2018, July 2, 2018, October 1, 2018, January 2, 2019, April 1, 2019 and July 1, 2019 (the “final Review Date”)
Interest Payment Dates†:	Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the Interest Payment Dates will be October 3, 2014, January 5, 2015, April 2, 2015, July 6, 2015, October 5, 2015, January 5, 2016, April 4, 2016, July 6, 2016, October 5, 2016, January 5, 2017, April 4, 2017, July 6, 2017, October 5, 2017, January 5, 2018, April 9, 2018, July 6, 2018, October 4, 2018, January 7, 2018, April 4, 2019 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the first and final Review Dates), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	July 5, 2019
CUSIP:	48127DQR2
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†

Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I

Investing in the Auto Callable Contingent Interest Notes involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 29-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$26	$974
Total	$880,000	$22,880	$857,120
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $26.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-66 of the accompanying product supplement no. 29-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $950.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June 30, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 29-I dated August 31, 2012 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 29-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 29-I dated August 31, 2012:

http://www.sec.gov/Archives/edgar/data/19617/000095010312004448/crt_dp32532-424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Index Return:	With respect to each Index: (Ending Index Level – Initial Index Level) Initial Index Level

Initial Index Level:	With respect to each Index, the Index closing level of that Index on the Pricing Date, which was 1,960.23 for the S&P 500® Index, 1,192.964 for the Russell 2000® Index and 3,228.24 for the EURO STOXX 50® Index

Ending Index Level:	With respect to each Index, the Index closing level of that Index on the final Review Date

Least Performing Index:	The Index with the Least Performing Index Return

Least Performing Index Return:	The lowest of the Index Returns of the Indices

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the “Index closing level” of the Russell 2000® Index or any relevant successor index (as defined in the accompanying product supplement no. 29-I) on any relevant day will equal the closing level of the Russell 2000® Index or that successor index, as applicable, as published by Bloomberg Financial Markets with respect to that day. Currently, Bloomberg Financial Markets publishes the closing level of the Russell 2000® Index to three decimal places, whereas Russell Investment Group (“Russell”), the index sponsor of the Russell 2000® Index, publishes the official closing level of the Russell 2000® Index to six decimal places. As a result, the closing level of the Russell 2000® Index published by Bloomberg Financial Markets will likely be slightly different from the official closing level of the Russell 2000® Index published by Russell.

Selected Purchase Considerations

—

QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of $16.50 per $1,000 principal amount note (equivalent to an interest rate of 6.60% per annum, payable at a rate of 1.65% per quarter). If the notes have not been automatically called and the Index closing level of each Index on any Review Date is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the Index closing level of any Index on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

—

POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the Index closing level of each Index on any Review Date (other than the first and final Review Dates) is greater than or equal to its Initial Index Level, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.

—

THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if (i) the Ending Index Level of each Index is greater than or equal to its Initial Index Level or (ii) a Trigger Event has not occurred. However, if the notes have not been automatically called and (i) the Ending

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index	PS-1

Index Level of any Index is less than its Initial Index Level and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

—	EXPOSURE TO EACH OF THE INDICES — The return on the notes is linked to the Least Performing Index, which will be any of the S&P 500® Index, the Russell 2000® Index or the EURO STOXX 50® Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.

—

TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 29-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 29-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders—Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

In addition, notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” may apply to amounts paid with respect to the notes, if they are recharacterized (in whole or in part) as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Moreover, recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the notes. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the notes.

In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances., including the potential application of the legislation and proposed regulations described above.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Indices or any of the equity securities included in the Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 29-I dated August 31, 2012 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index	PS-2

—

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and (i) the Ending Index Level of any Index is less than its Initial Index Level and (ii) a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Index Level of the Least Performing Index is less than its Initial Index Level. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

—

THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Index. If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the Index closing level of each Index on that Review Date is greater than or equal to its Interest Barrier. If the Index closing level of any Index on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the Index closing level of any Index on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

—

CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

—

THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.

—

REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as six months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

—

THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF ANY INDEX — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the value of any Index, which may be significant. You will not participate in any appreciation in the value of any Index. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Index during the term of the notes.

—

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 29-I for additional information about these risks.

We are also currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

—

YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH INDEX — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Indices. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Index such that you will be equally exposed to the risks related to any of the Indices. The performance of the Indices may not be correlated. Poor performance by any of the Indices over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Index. Accordingly, your investment is subject to the risk of decline in the value of each Index.

—

THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the Index closing level of any Index is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Least Performing Index. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Index Level of any Index is less than its Initial Index Level, you will lose 1% of the principal amount of your principal amount for every 1% that the Ending Index Level of the Least Performing Index is less than its Initial Index Level. You will be subject to this potential loss of principal even if the relevant Index subsequently recovers such that the Index closing

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index	PS-3

level of that Index is greater than or equal to its Trigger Level. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus any Contingent Interest Payment at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

—

YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING INDEX — Because the payment at maturity will be determined based on the performance of the Least Performing Index, you will not benefit from the performance of any other Index. Accordingly, if the notes have not been automatically called and (i) the Ending Index Level of any Index is less than its Initial Index Level and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Ending Index Level of any other Index is greater than or equal to its Initial Index Level.

—

JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

—

JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

—

JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

—

THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

—

SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

—

SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index	PS-4

—	the actual and expected volatility in the levels of the Indices;
—	the time to maturity of the notes;
—	whether the Index closing level of any Index has been, or is expected to be, less than its Interest Barrier on any Review Date and whether a Trigger Event has occurred or is expected to occur;
—	the likelihood of an automatic call being triggered;
—	the dividend rates on the equity securities included in the Indices;
—	the actual and expected positive or negative correlation between the Indices, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally;
—

the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the EURO STOXX 50® Index trade and the correlation among those rates and the levels of the EURO STOXX 50® Index; and

—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

—

NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Indices would have.

—

VOLATILITY RISK — Greater expected volatility with respect to an Index indicates a greater likelihood as of the Pricing Date that the Index closing level of that Index could be less than its Interest Barrier on a Review Date and/or that a Trigger Event could occur. An Index’s volatility, however, can change significantly over the term of the notes. The Index closing level of an Index could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

—

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

—

NON-U.S. SECURITIES RISK WITH RESPECT TO THE EURO STOXX 50® INDEX — The equity securities included in the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

—

NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX 50® INDEX — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities included in the EURO STOXX 50® Index are denominated, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.

—

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index	PS-5

What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Index?

If the notes have not been automatically called and the Index closing level of each Index on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $16.50 (equivalent to an interest rate of 6.60% per annum, payable at a rate of 1.65% per quarter). If the Index closing level of any Index on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the Index closing level of any Index is less than its Interest Barrier as a “No-Coupon Date.” The following table reflects the Contingent Interest Rate of 6.60% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$330.00
1 No-Coupon Date	$313.50
2 No-Coupon Dates	$297.00
3 No-Coupon Dates	$280.50
4 No-Coupon Dates	$264.00
5 No-Coupon Dates	$247.50
6 No-Coupon Dates	$231.00
7 No-Coupon Dates	$214.50
8 No-Coupon Dates	$198.00
9 No-Coupon Dates	$181.50
10 No-Coupon Dates	$165.00
11 No-Coupon Dates	$148.50
12 No-Coupon Dates	$132.00
13 No-Coupon Dates	$115.50
14 No-Coupon Dates	$99.00
15 No-Coupon Dates	$82.50
16 No-Coupon Dates	$66.00
17 No-Coupon Dates	$49.50
18 No-Coupon Dates	$33.00
19 No-Coupon Dates	$16.50
20 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the Least Performing Index is the Russell 2000® Index and that the Index closing level of each of the other Indices on each Review Date is greater than or equal to its Initial Index Level (and therefore its Interest Barrier and Trigger Level). We make no representation or warranty as to which of the Indices will be the Least Performing Index for purposes of calculating your actual payment at maturity, if any, or as to what the Index closing level of any Index will be on any Review Date. In addition, the following table and examples assume an Initial Index Level for the Least Performing Index of 1,200, an Interest Barrier for the Lesser Performing Index of 840 (equal to 70% of the hypothetical Initial Index Level) and a Trigger Level for the Least Performing Index of 600 (equal to 50% of the hypothetical Initial Index Level) and reflect the Contingent Interest Rate of 6.60% per annum (payable at a rate of 1.65% per quarter). Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index	PS-6

	Review Dates Prior to the Final Review Date		Final Review Date
Index Closing Level of the Least Performing Index	Least Performing Index Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Least Performing Index Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity If a Trigger Event Has Occurred (2)(3)
2,160.00	80.00%	$1,016.50	80.00%	$1,016.50	$1,016.50
2,040.00	70.00%	$1,016.50	70.00%	$1,016.50	$1,016.50
1,920.00	60.00%	$1,016.50	60.00%	$1,016.50	$1,016.50
1,800.00	50.00%	$1,016.50	50.00%	$1,016.50	$1,016.50
1,680.00	40.00%	$1,016.50	40.00%	$1,016.50	$1,016.50
1,560.00	30.00%	$1,016.50	30.00%	$1,016.50	$1,016.50
1,440.00	20.00%	$1,016.50	20.00%	$1,016.50	$1,016.50
1,380.00	15.00%	$1,016.50	15.00%	$1,016.50	$1,016.50
1,320.00	10.00%	$1,016.50	10.00%	$1,016.50	$1,016.50
1,260.00	5.00%	$1,016.50	5.00%	$1,016.50	$1,016.50
1,200.00	0.00%	$1,016.50	0.00%	$1,016.50	$1,016.50
1,140.00	-5.00%	$16.50	-5.00%	$1,016.50	$966.50
1,080.00	-10.00%	$16.50	-10.00%	$1,016.50	$916.50
960.00	-20.00%	$16.50	-20.00%	$1,016.50	$816.50
840.00	-30.00%	$16.50	-30.00%	$1,016.50	$716.50
839.88	-30.01%	N/A	-30.01%	$1,000.00	$699.90
720.00	-40.00%	N/A	-40.00%	$1,000.00	$600.00
600.00	-50.00%	N/A	-50.00%	$1,000.00	$500.00
599.88	-50.01%	N/A	-50.01%	N/A	$499.90
480.00	-60.00%	N/A	-60.00%	N/A	$400.00
360.00	-70.00%	N/A	-70.00%	N/A	$300.00
240.00	-80.00%	N/A	-80.00%	N/A	$200.00
120.00	-90.00%	N/A	-90.00%	N/A	$100.00
0.00	-100.00%	N/A	-100.00%	N/A	$0.00

(1)	The notes will be automatically called if the Index closing level of each Index on any Review Date (other than the first and final Review Dates) is greater than or equal to its Initial Index Level.
(2)	You will receive a Contingent Interest Payment in connection with a Review Date if the Index closing level of each Index on that Review Date is greater than or equal to its Interest Barrier.
(3)	A Trigger Event occurs if, on any day during the Monitoring Period, the Index closing level of any Index is less than its Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: Contingent Interest Payments are paid in connection with one of the Review Dates preceding the fourth Review Date, the Index closing level of the Least Performing Index is less than the Initial Index Level of 1,200 on each of the second and third Review Dates and the Index closing level of the Least Performing Index increases from the Initial Index Level of 1,200 to an Index closing level of 1,440 on the fourth Review Date. The investor receives a payment of $16.50 per $1,000 principal amount note in connection with one of the Review Dates preceding the fourth Review Date. However, the notes are not automatically called on any of the Review Dates preceding the fourth Review Date because the notes are not automatically callable before the second Review Date and the Index closing level of the Least Performing Index is less than its Initial Index Level on each of the other Review Dates preceding the fourth Review Date. Because the Index closing level of each Index on the fourth Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the fourth Review Date. In addition, because the Index closing level of each Index on the fourth Review Date is greater than its Initial Index Level, the notes are automatically called. Accordingly, the investor receives a payment of $1,016.50 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $16.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,033 per $1,000 principal amount note.

Example 2: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Index closing level of the Least Performing Index increases from the Initial Index Level of 1,200 to an Ending Index Level of 1,440. The investor receives a payment of $16.50 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity and the Ending Index Level of each Index is greater than its Interest Barrier and Initial Index Level, regardless of whether a Trigger Event has occurred, the investor receives at maturity a payment of $1,016.50 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $16.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index	PS-7

$1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,330 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with four of the Review Dates preceding the final Review Date, a Trigger Event has not occurred and the Index closing level of the Least Performing Index decreases from the Initial Index Level of 1,200 to an Ending Index Level of 600. The investor receives a payment of $16.50 per $1,000 principal amount note in connection with four of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the Ending Index Level of the Lesser Performing Index is equal to its Trigger Level but is less than its Interest Barrier, the investor receives at maturity a payment of $1,000 per $1,000 principal amount note, even though the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level. However, the investor receives no Contingent Interest Payment at maturity. The total amount paid on the notes over the term of the notes is $1,066 per $1,000 principal amount note.

Example 4: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with four of the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Index closing level of the Least Performing Index decreases from the Initial Index Level of 1,200 to an Ending Index Level of 960. The investor receives a payment of $16.50 per $1,000 principal amount note in connection with four of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Index Level of the Least Performing Index is greater than its Interest Barrier but is less than its Initial Index Level, the investor receives at maturity a payment of $816.50 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $16.50 per $1,000 principal amount note and repayment of a portion of the principal equal to $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -20%) = $800

The total amount paid on the notes over the term of the notes is $882.50 per $1,000 principal amount note.

Example 5: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Index closing level of the Least Performing Index decreases from the Initial Index Level of 1,200 to an Ending Index Level of 360. The investor receives a payment of $16.50 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Index Level of the Least Performing Index is less than its Interest Barrier and Initial Index Level, the investor receives at maturity a payment of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The total amount paid on the notes over the term of the notes is $613.50 per $1,000 principal amount note.

Example 6: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Index closing level of the Least Performing Index decreases from the Initial Index Level of 1,200 to an Ending Index Level of 240. Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Ending Index Level of the Least Performing Index is less than its Interest Barrier and Initial Index Level, the investor receives no payments over the term of the notes, other than a payment at maturity of $200 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -80%) = $200

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index	PS-8

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index from January 2, 2009 through June 27, 2014. The Index closing level of the S&P 500® Index on June 30, 2014 was 1,960.23. The Index closing level of the Russell 2000® Index on June 30, 2014 was 1,192.964. The Index closing level of the EURO STOXX 50® Index on June 30, 2014 was 3,228.24.

We obtained the various Index closing levels of the Indices below from Bloomberg Financial Markets, without independent verification. Although Russell publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg Financial Markets publishes the closing levels of the Russell 2000® Index to only three decimal places. The historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level of any Index on any Review Date, including the final Review Date, or any day during the Monitoring Period. We cannot give you assurance that the performance of the Indices will result in the return of any of your principal or the payment of any interest.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index	PS-9

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Index?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-39 of the accompanying product supplement no. 29-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance,

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index	PS-10

fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index	PS-11